UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Lear Corporation

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LEAR CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

SUPPLEMENT DATED JUNE 18, 2007
TO PROXY STATEMENT DATED MAY 23, 2007

GENERAL INFORMATION

This supplement is being mailed to the stockholders of Lear Corporation who are eligible to vote at the annual meeting of stockholders being held for the purposes set forth in the proxy statement which was first mailed to Lear stockholders on or about May 23, 2007. All holders of record of our common stock as of the close of business on May 14, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the meeting, and any postponement or adjournment of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033, during the ten days prior to the meeting and also at the meeting. This supplement is first being mailed to stockholders on or about June 18, 2007.

As discussed in more detail in the proxy statement, we will hold an annual meeting of the stockholders of Lear Corporation at the Hotel Du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on June 27, 2007, at 10:00 a.m., Eastern Time, to consider and act upon the following matters:

1.	vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp., and the merger contemplated thereby;

2.	vote upon a proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to adopt the merger agreement;

3.	elect three directors;

4.	approve amendments to our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

5.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007;

6.	consider two stockholder proposals, if presented at the meeting; and

7.	conduct any other business properly before the meeting or any adjournments or postponements thereof.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of, Lear and Lear’s unaffiliated stockholders. Our board of directors has approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Stockholders are urged to read this supplement carefully together with the definitive proxy statement, dated May 23, 2007, previously mailed to our stockholders on or about May 23, 2007. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement. If you need another copy of the definitive proxy statement, this supplement or proxy card, you may obtain it free of charge from Lear by directing such request to: Lear Corporation, Attention: Investor Relations, 21557 Telegraph Road, Southfield, Michigan 48033, or by calling our Investor Relations department at (248) 447-1500. The definitive proxy statement, dated May 23, 2007, may also be found on the internet at www.sec.gov.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement. Whether or not you plan to attend the annual meeting, please complete, sign and date the proxy card previously delivered and return it in the previously delivered prepaid envelope. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your failure to vote in person at the annual meeting or to submit a properly executed proxy card will effectively have the same effect as a vote “AGAINST” the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

VOTING AND REVOCABILITY OF PROXIES

The holders of record of shares of our common stock as of the close of business on May 14, 2007, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, there were 76,685,623 shares of our common stock outstanding.

Holders of record of our common stock may vote their shares by attending the annual meeting and voting their shares of our common stock in person or by completing the previously delivered proxy card, signing and dating it and mailing it in the previously delivered postage-prepaid envelope.

NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY.

You can change your vote and revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Wendy L. Foss, our Vice President, Finance & Administration and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards, or in obtaining a proxy card, should contact MacKenzie Partners, Inc., our proxy solicitor, at:

105 Madison Avenue, New York, New York 10016
Banks and Brokerage Firms, Please Call: (212) 929-5500
Stockholders and All Others Call Toll Free: (800) 322-2885

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in the proxy statement, as supplemented by this supplement.

SUPPLEMENTAL INFORMATION

Background of the Merger

The proxy statement is supplemented to add the following disclosure in “Special Factors — Background of the Merger”:

Update of “Go Shop” Process

Under the merger agreement, the Company was permitted at the expiration of the “go shop” period on March 26, 2007 to continue ongoing discussions with parties it was in discussions with at the expiration of the “go shop” period. At that time, the Company was in discussions with a group consisting of Tata Autocomp Systems Ltd., an automotive products company (“TACO”), and two private equity firms. In late April 2007, the two private equity firms notified the Company that they were terminating their participation in the “go shop” process; TACO indicated that it had a continuing interest in pursuing an acquisition proposal and expressed the possibility of working with other private equity firms.

On May 9, 2007, TACO advised the Company that due to its own resource constraints, it would only be able to commit 51% of the equity required to finance a competing acquisition proposal, with the remainder to be provided by third party sources. TACO also indicated that it wished to pursue a joint acquisition proposal with two financial firms, one of which it identified by name. Under the merger agreement, the Company was required to obtain the consent of AREP Car Holdings Corp. (“AREP”) to provide confidential information to and solicit an acquisition proposal from TACO’s potential private equity partners since the private equity firms were not in discussions with the Company at the expiration of the “go shop” period. On May 10, 2007, the Company requested that AREP provide such consent, which AREP granted on May 14, 2007. TACO never identified the second private equity firm.

On May 22, 2007, JP Morgan and Evercore, on behalf of the special committee, sent a letter to TACO and its private equity partner requesting an acquisition proposal by June 4, 2007. Shortly thereafter, TACO indicated that it would be unable to submit a definitive proposal by that date and requested an extension until June 15, 2007. The special committee thereafter requested that TACO and its private equity partner at least submit an indication of interest or conditional proposal by June 4th or shortly thereafter, with some description of the status of the group’s due diligence investigation. In response, TACO and its financial partner stated that they would be unable to provide any type of acquisition proposal to the Company by the week of June 4th and requested a deferral of a management presentation scheduled for May 29th. On May 28, 2007, the special committee agreed to TACO’s request to postpone the management presentation for one week and to extend the target date for receiving an acquisition proposal until two to three weeks following the management presentation. On May 29, 2007, TACO informed the Company that its private equity partner had withdrawn from consideration of an acquisition proposal. The following day, TACO informed the Company that it had decided not to continue pursuing an acquisition proposal. While the Company believes that TACO was sincere in its interest, at no time did TACO submit an acquisition proposal for the Company.

On May 30, 2007, the Company’s counsel submitted a letter to the Court of Chancery of the State of Delaware (the “Court”) in response to a request by the Court for a status update on the Company’s ongoing discussions with third parties regarding a potential competing acquisition proposal. On June 2, 2007, TACO, through its counsel, sent a letter to the Company alleging that the Company’s letter to the Court mischaracterized the events leading to TACO’s withdrawal from consideration of an acquisition proposal. In addition, TACO asserted that the Company had imposed informational and process constraints on TACO’s due diligence review, had provided TACO and its private equity partner with inadequate access to management and had unnecessarily identified TACO in its May 30th letter to the Court.

On June 5, 2007, the Company’s counsel, on behalf of the special committee, responded to TACO’s June 2nd letter, denying TACO’s allegations and reaffirming the accuracy of the letter submitted to the Court on May 30th. The special committee noted in its response, among other things, that TACO had initially been contacted about participating in the “go shop” process on February 15, 2007. At that time, it declined interest. Subsequently, on or about March 18th, TACO joined with two private equity firms to evaluate a joint acquisition proposal. Shortly thereafter, it had full and complete access to the Company’s electronic data room and senior management. Management provided presentations to TACO and its partners on March 21st and April 12th and devoted significant time and resources to satisfying the group’s due diligence requests. When TACO’s original financial partners withdrew from the process, they did not cite due diligence constraints or a lack of access to management as a factor. When TACO thereafter indicated an interest in joining with other private equity firms, AREP promptly provided its consent. The Company continued to respond to additional due diligence requests from TACO, its new financial partner and new advisors through the end of May. In addition, at TACO’s request and as discussed above, the special committee agreed to extend the target date for submitting an acquisition proposal for several weeks to address the TACO group’s timing concerns. Finally, the special committee indicated that it believed that the disclosure of TACO’s involvement in the “go shop” process was necessary under the circumstances and was not intended to question TACO’s seriousness or good faith in pursuing an acquisition proposal.

The Company is not currently engaged in discussions with any third party regarding a potential acquisition proposal.

Considerations of the Special Committee and the Board

In considering the AREP proposal, the special committee and the Company’s board of directors noted that certain members of management may have had interests in the transaction that were different from or in addition to their interests as stockholders of Lear due to, among other things, the proposed retention of certain members of senior management by AREP, the opportunity in the merger for senior management to liquidate their holdings of Lear stock, the receipt by senior management following the merger of new options to acquire Lear stock, and the post-merger modifications to senior management’s employee benefit arrangements. With respect to the senior members of the Company’s management, the special committee and the board considered that upon consummation of the merger, such individuals would receive a cash payout based on the merger consideration of $36.00 per share for all of the shares of Lear common stock that each holds and the accelerated payment of all outstanding equity and other awards that each holds. For a summary of the aggregate merger consideration payable to these individuals with respect to their Lear equity and equity awards, please see the proxy statement under the headings “Interests of Lear’s Directors and Executive Officers in the Merger — Aggregate Merger Payments and — Equity Awards.”

The special committee and the board further considered that during 2006 Mr. Rossiter had raised concerns with members of the board regarding the unfunded and unsecured nature of the non-qualified pension benefits Mr. Rossiter and other executives were eligible to receive under the Company’s supplemental executive retirement plans (collectively, the “SERP”). Given the long tenure of Mr. Rossiter’s service with the Company, substantial benefits had accrued to him under the SERP. Mr. Rossiter was vested in his SERP benefits and could have received a lump sum payment had he chosen to retire. If he had chosen to retire as of September 30, 2006, his lump sum payment would have been approximately $11.6 million. Mr. Rossiter had expressed to certain members of the board his concerns that given the amount of his retirement benefits and equity ownership in the Company, a substantial portion of his net worth was at risk in the event of an industry downturn or a deterioration in the Company’s business. Mr. Rossiter also expressed concern over the illiquidity of his equity interest in the Company and raised the possibility of retiring as an executive of the Company.

During late 2006, the compensation committee of the board, along with its external advisors including its independent compensation consultant, evaluated alternatives to restructure the SERP to address Mr. Rossiter’s concerns. The compensation consultant noted that implementing these alternatives would likely elicit a negative reaction from the Company’s stockholders and proxy advisory firms against Mr. Rossiter, other members of senior management and the board. In December 2006, the compensation committee proposed alternatives to Mr. Rossiter, who ultimately declined any changes to his retirement benefits, including any accelerated payment of his SERP benefits, because of the negative perceptions cited by the compensation committee’s consultant.

The special committee and the board were also aware of the fact that the amendment to Mr. Rossiter’s employment agreement in connection with the proposed merger allows him to elect to receive an accelerated payout of his accumulated pension benefits under the SERP without retiring as an executive of the Company. Specifically, Mr. Rossiter may elect to have up to 70% of his accumulated SERP benefits paid to him on January 15, 2008 and up to 30% of his accumulated benefits paid to him on January 15, 2009. Assuming that Mr. Rossiter maximizes the amounts of these elections, and taking into account the time-value of money and other customary actuarial assumptions applicable under the SERP, he will receive approximately $8.6 million on January 15, 2008 and $3.9 million on January 15, 2009, reflecting the actuarial present value of his retirement benefits were he to remain an executive until age 65. As a result of the accelerated payment of his equity awards and retirement benefits under the SERP in connection with the merger, Mr. Rossiter will receive amounts that otherwise would have been at risk, and he may be viewed as having had economic motivations that are different from those of other Lear stockholders. For a summary of the SERP and Mr. Rossiter’s benefits thereunder, please see the proxy statement under the heading “Executive Compensation — Pension Benefits.”

Pursuant to the employment agreement amendment, Mr. Rossiter would serve as Executive Chairman of the Board of Directors for a period of two years following the closing and Non-Executive Chairman of the board for one year thereafter. The amendment provides Mr. Rossiter with an annual salary and bonus comparable to those provided by his existing employment agreement while he serves in an executive capacity. Mr. Rossiter also is to receive options to purchase 0.6% of the common stock of the Surviving Corporation in the merger at an exercise price equal to the merger consideration price per share. For a summary of Mr. Rossiter’s employment agreement amendment, please see the proxy statement under the heading “Interests of Lear’s Directors and Executive Officers in the Merger — Employment Agreements.”

Mr. Rossiter negotiated with AREP certain material aspects of the merger at the direction of the special committee. The special committee and the board considered in connection with the merger negotiations and approval of the merger that Mr. Rossiter had interests in the merger that were different from the interests of the Company’s stockholders and independent members of the board of directors, due to the accelerated payment of Mr. Rossiter’s SERP benefits, the payout of his outstanding equity interests in the Company, his continued employment with the Company following the merger and his equity interest in the Company following the merger. Given Mr. Rossiter’s potential conflicting interests, and considering its mandate from the board of directors, the special committee and the board took great care in evaluating the terms of the AREP offer, as well as strategic alternatives (including continued execution of the Company’s internal strategic plan and key assumptions, risks and opportunities relevant to that plan). The special committee and the board were comfortable with Mr. Rossiter’s role in the merger negotiations based on their awareness of Mr. Rossiter’s consistent willingness over a 35-year career with the Company to put the interests of the Company and its stockholders above his personal interests, the general alignment between Mr. Rossiter’s personal financial interests in the merger and those of the Company’s stockholders as a result of his substantial ownership of Company stock, and the oversight of the merger negotiations by the special committee and the active involvement of Winston & Strawn. The special committee and the board also believed that Mr. Rossiter was the most knowledgeable person regarding the Company and an effective negotiator.

Financial Information

Revised 2007 Outlook

On April 25th, the Company provided a financial outlook for the balance of 2007. This outlook was for the Company’s core businesses and excluded the results of the Company’s Interior business for the full year. At that time, the Company forecasted continued improvement in operating performance in the second quarter, with the second half of the year being negatively impacted by lower seasonal production levels in North America and the roll-off of certain electrical distribution business in the fourth quarter. Since then, production levels on certain key light truck platforms in North America have been higher than expected. We believe this reflects near-term production schedules by the automakers rather than a longer-term shift in consumer demand. In addition, the Company has continued to benefit from on-going restructuring and productivity initiatives and a slightly weaker U.S. dollar. As a result, the Company now expects that second quarter income before interest, other expense, income taxes, restructuring costs and other special items (“core operating earnings”) will be between $215 and $225 million, as compared to the Company’s previous outlook of between approximately $180 and $200 million. The Company continues to expect that vehicle production levels in North America for the full year 2007 will be in line with the prior forecast, and that the longer-term production outlook has not changed significantly. This view of North American vehicle production is consistent with forecasts by J.D. Power & Associates.

Based on results in the first half of the year, the Company is also revising its full year outlook. Core operating earnings for the full year, excluding the results of the Company’s Interior business, are now expected to be in the range of $600 to $640 million, with a corresponding improvement in free cash flow to approximately $260 million, as compared to the previous forecast of between $580 and $620 million for the year’s core operating earnings and $240 million for free cash flow. This outlook does not reflect the impact of the pending merger with AREP and is subject to a number of risks and uncertainties. Actual results could differ significantly from the Company’s current forecast based on a number of factors, including overall industry demand, actual production levels on key Lear platforms, the timing and realization of cost savings from the Company’s on-going restructuring program, changes in raw material and energy prices, the impact of the upcoming labor negotiations involving the U.S. domestic automakers, and foreign exchange rate fluctuations. See “Forward-Looking Statements” for other factors that could impact the Company’s actual operating results.

On June 14 and 15, 2007, senior management of the Company discussed the foregoing changes in the Company’s 2007 financial outlook with the special committee, the audit committee of the board of directors and the Company’s outside legal and financial advisors. At a meeting on June 14, 2007, the special committee devoted particular attention to the impact of the revised 2007 forecast on the special committee’s assessment of the financial fairness of the $36 merger consideration under the AREP merger agreement. The special committee determined preliminarily that it continued to view the $36 merger consideration as fair in light of, among other factors, the relatively modest change in the Company’s 2007 forecast, the continued validity of the Company’s longer-term vehicle production assumptions based on the most recent forecasts by independent forecasting services, and the continuing risks to the Company’s ability to execute successfully its long-range business plan. The special committee also asked JPMorgan to assess the impact of the Company’s revised 2007 financial forecast on the financial analysis previously conducted by JPMorgan in connection with the AREP merger agreement. On June 17, 2007, the special committee was informed by JPMorgan that the Company’s revised 2007 financial forecast would not materially change JP Morgan’s prior financial analysis. Evercore also advised the special committee that it was not aware of any fundamental change in the North American industry environment since the AREP merger agreement was entered into in February 2007 that would have an impact on the Company. Based upon the foregoing information and its unchanged assessment of the Company’s long-term prospects, the special committee determined and reported to the board on June 17, 2007 that, in the view of the special committee, no change in the board’s recommendation of the merger was warranted.

Non-GAAP Financial Information

The Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items” (core operating earnings) and “free cash flow” (each, a non-GAAP financial measure). Other expense includes, among other things, state and local non-income taxes, foreign exchange gains and losses, fees associated with the Company’s asset-backed securitization and factoring facilities, minority interests in consolidated subsidiaries, equity in net income of affiliates and gains and losses on the sale of assets. Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

Management believes the non-GAAP financial measures used in this supplement are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings is a useful measure in assessing the Company’s financial performance by excluding certain items (including those items that are included in other expense) that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that this measure is useful to both management and investors in their analysis of the Company’s results of operations and provides improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

Core operating earnings and free cash flow should not be considered in isolation or as substitutes for pretax income, net income, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Given the inherent uncertainty regarding special items, other expense and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures to the most closely comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

This supplement contains forward-looking statements, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, fluctuations in the production of vehicles for which the Company is a supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2007 is based on several factors, including the Company’s current vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of significant changes in these factors. The Company’s proposed merger with AREP Car Acquisition Corp. is subject to various conditions including the receipt of the requisite stockholder approval from the Company’s stockholders and other conditions to closing customary for transactions of this type. No assurances can be given that the proposed transaction will be consummated or, if not consummated, that the Company will enter into a comparable or superior transaction with another party.

The forward-looking statements in this supplement are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Litigation Relating to the Merger

As set forth in the proxy statement, the Company, certain members of the Company’s board of directors, AREP and certain of its affiliates are defendants in three purported class action lawsuits filed in the Delaware Court of Chancery (the “Delaware Court”), which have been consolidated into a single action. On June 8, 2007, the Delaware Court heard oral arguments on the plaintiffs’ motion in the consolidated Delaware action to enjoin the Company’s stockholder vote on the merger. On June 15, 2007, the Delaware Court largely rejected the plaintiffs’ arguments on the preliminary injunction motion. Among other things, the Delaware Court recognized that the discounted cash flow analysis conducted by the plaintiffs’ expert, after being corrected for errors, provided a valuation range for the Company’s stock below the $36 per share offered in the merger. However, the Delaware Court enjoined the Lear stockholder vote on the merger until certain supplemental disclosures required by the Delaware Court are provided to the Company’s stockholders. To comply with the order of the Delaware Court, the Company is supplementing the proxy statement to add the disclosures set forth in the section of this supplement titled “Background of the

Merger — Considerations of the Special Committee and the Board.” On June 18, 2007, the Delaware Court approved the disclosures in the foregoing section of this supplement and dissolved the preliminary injunction order to allow the Lear stockholder vote to proceed on June 27, 2007. The Company and the board continue to believe that the plaintiffs’ claims regarding the merger negotiations and the fairness of the $36 merger proposal are without merit and intend to continue to defend against them vigorously. The Delaware Court’s preliminary injunction opinion is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2007.

As set forth in the proxy statement, the Company, certain members of the Company’s board of directors, AREP and certain of its affiliates are defendants in three purported class action lawsuits filed in Michigan Circuit Court, which have been consolidated into a single action. On May 24, 2007, the Michigan court dismissed, without prejudice, the Michigan litigation because of the pending case in the Delaware Court described above. On June 4, 2007, the plaintiffs filed a motion for reconsideration of the dismissal.